As filed with the Securities and Exchange Commission on January 27, 2020

Registration No. 333-231248

Registration No. 333-188758

Registration No. 333-140856

Registration No. 333-124218

Registration No.   333-85598

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement No. 333-231248

Form S-8 Registration Statement No. 333-188758

Form S-8 Registration Statement No. 333-140856

Form S-8 Registration Statement No. 333-124218

Form S-8 Registration Statement No. 333-85598

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OVINTIV INC.

(Exact name of registrant as specified in its charter)

Delaware	84-4427672
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

370 – 17th Street, Suite 1700

Denver, Colorado

80202

(303) 623-2300

Attention: Corporate Secretary

(Address of Principal Executive Offices)

Omnibus Incentive Plan of Encana Corporation

Encana Corporation Employee Stock Option Plan

Encana Corporation Employee Stock Appreciation Rights Plan

Performance Share Unit Plan for Employees of Encana Corporation

Restricted Share Unit Plan for Employees of Encana Corporation

Deferred Share Unit Plan for Employees of Encana Corporation

Restricted Share Unit Plan for Directors of Encana Corporation

Deferred Share Unit Plan for Directors of Encana Corporation

(Full titles of the plans)

Corporate Secretary

370 – 17th Street, Suite 1700

Denver, Colorado

80202

(303) 623-2300

(Name and address of agent for service)

Copies to:

Andrew J. Foley

Paul, Weiss, Rifkind,

Wharton & Garrison LLP

1285 Avenue of the Americas

New York, N.Y. 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of registration fee(1)
Shares of common stock, par value $0.01 per share (1)	N/A	N/A	N/A	N/A

(1)

No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statements on Form S-8 (File Nos. 333-231248, 333-188758, 333-140856, 333-124218 and 333-85598). Therefore no further registration fee is required.

EXPLANATORY NOTE

This Post-Effective Amendment is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Ovintiv Inc., a Delaware corporation (“Ovintiv” or the “registrant”), as successor issuer to Encana Corporation (“Encana”), a corporation which was, prior to the Reorganization (as defined below), organized under the Canada Business Corporations Act (the “CBCA”). As previously announced, on January 24, 2020, Encana completed reorganization transactions (the “Reorganization”), which included (i) a plan of arrangement under the CBCA (the “Arrangement”), pursuant to which, among other things, Encana completed a share consolidation on the basis of one post-consolidation share for each five pre-consolidation shares (the “Share Consolidation”) and Ovintiv ultimately acquired all of the issued and outstanding common shares of Encana (“Encana Common Shares”) in exchange for shares of Ovintiv on a one-for-one basis and became the parent company of Encana and its subsidiaries and (ii) following completion of the Arrangement, Ovintiv migrated out of Canada and became a Delaware corporation.

As a result of the Reorganization, former holders of Encana Common Shares hold one share of common stock, par value $0.01 per share, of Ovintiv, a Delaware corporation, for each five Encana Common Shares owned immediately prior to the Reorganization, but the business, assets, liabilities, directors and officers of Ovintiv continue to be the same as the business, assets, liabilities, directors and officers of Encana immediately prior to the Reorganization.

In connection with the completion of the Reorganization, Encana assigned to Ovintiv, and Ovintiv assumed, all of Encana’s rights and obligations under (i) the Omnibus Incentive Plan of Encana Corporation, (ii) the Encana Corporation Employee Stock Option Plan, (iii) the Encana Corporation Employee Stock Appreciation Rights Plan, (iv) the Performance Share Unit Plan for Employees of Encana Corporation, (v) the Restricted Share Unit Plan for Employees of Encana Corporation, (vi) the Deferred Share Unit Plan for Employees of Encana Corporation, (vii) the Restricted Share Unit Plan for Directors of Encana Corporation, and (viii) the Deferred Share Unit Plan for Directors of Encana Corporation (collectively, the “Encana Incentive Plans”) and all awards and grants thereunder as a successor to Encana thereunder, and each outstanding Encana incentive award thereunder was exchanged for an Ovintiv incentive award that is subject to substantially the same terms and conditions as the exchanged Encana incentive award, except, in the case of equity-based Encana incentive awards, the security issuable upon exercise or settlement of the Ovintiv incentive award, as applicable, will be a share of Ovintiv common stock (or its cash equivalent) rather than an Encana Common Share (or its cash equivalent), all as adjusted for the Share Consolidation.

This Post-Effective Amendment pertains to the adoption by Ovintiv of the following registration statements on Form S-8 (collectively, the “Registration Statements”) previously filed by Encana: (i) Registration No. 333-231248; (ii) Registration No. 333-188758; (iii) Registration No. 333-140856; (iv) Registration No. 333-124218; and (v) Registration No. 333-85598. Ovintiv hereby expressly adopts each Registration Statement as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Post-Effective Amendment constitutes Post-Effective Amendment No. 1 to each of the Registration Statements.

Unless the context otherwise requires or otherwise expressly stated, all references herein to “we”, “us” and “our” (i) for periods until the completion of the Reorganization, refer to Encana and its consolidated subsidiaries and (ii) for periods after the completion of the Reorganization, refer to Ovintiv Inc. and its consolidated subsidiaries.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We incorporate by reference the following documents filed under the Exchange Act with the United States Securities and Exchange Commission (the “SEC”):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 28, 2019;

•	our Quarterly Reports on Form 10-Q, filed with the SEC on May 2, 2019; August 1, 2019; and November 4, 2019;

•

our Current Reports on Form 8-K, filed with the SEC on January 8, 2019; February 12, 2019; February  20, 2019; February 28, 2019; February 28, 2019; March 1, 2019; March  22, 2019; April 30, 2019; May  1, 2019; May 7, 2019; July  9, 2019; July  31, 2019; August 14, 2019; August 27, 2019; September 12, 2019; October 31, 2019; October  31, 2019; November 5, 2019; November  6, 2019; November 20, 2019; November 29, 2019; December  11, 2019; January  14, 2020; January  16, 2020; January  17, 2020; and January 24, 2020; and

•

the description of our capital stock contained in Exhibit 99.1 of our Form 8-K12B, filed with the SEC on January 24, 2020, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Ovintiv pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statements and to be part thereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Ovintiv certificate of incorporation contains provisions that limit the liability of the directors of Ovintiv for monetary damages to the fullest extent permitted by Delaware law. Consequently, Ovintiv directors will not be personally liable to Ovintiv or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to Ovintiv or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	willful or negligent declaration and payment of unlawful dividends, or unlawful share purchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The Ovintiv certificate of incorporation provides that Ovintiv is required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. The Ovintiv certificate of incorporation also obligates Ovintiv to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. In addition, Ovintiv has entered into agreements with Ovintiv directors and officers to indemnify such directors and officers. With specified exceptions, these agreements provide for indemnification against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by any of these individuals in any action, suit or proceeding, to the fullest extent permitted by applicable law. In addition, Ovintiv maintains directors’ and officers’ liability insurance.

*****

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling Ovintiv pursuant to the foregoing provisions, Ovintiv has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to Item 9 for the undertakings of the registrant with respect to indemnification for liabilities arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits listed in the exhibit index, appearing elsewhere in this Post-Effective Amendment No. 1 to the Registration Statements, have been filed as part of this Post-Effective Amendment No. 1 to the Registration Statements.

The undersigned registrant hereby undertakes that it will submit or has submitted the plan described herein and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify such plans under the Internal Revenue Code.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act, as amended, that are incorporated by reference in this Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Item	Exhibit

4.1	Ovintiv Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Ovintiv’s Form 8-K12B filed with the SEC on January 24, 2020).

4.2	Ovintiv Bylaws (incorporated by reference to Exhibit 3.2 of Ovintiv’s Form 8-K12B filed with the SEC on January 24, 2020).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

23.1*	Consent of PricewaterhouseCoopers LLP (Calgary, Alberta)

23.2*	Consent of PricewaterhouseCoopers LLP (Houston, Texas)

23.3*	Consent of McDaniel & Associates Consultants Ltd.

23.4*	Consent of Netherland, Sewell & Associates, Inc.

23.5*	Consent of DeGolyer and MacNaughton

23.6*	Consent of Ryder Scott Company, L.P.

23.7*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 5.1 hereto)

24.1	Powers of Attorney (included on the signature page to this Post-Effective Amendment No. 1 to the Registration Statements)

99.1	Omnibus Incentive Plan of Encana Corporation adopted with effect from February 13, 2019 (incorporated by reference to Exhibit 10.44 to Encana’s Annual Report on Form 10-K filed on February 28, 2019, SEC File No. 001-15226)

99.2	Encana Corporation Employee Stock Option Plan reflective with amendments made as of April 27, 2005, as of April 25, 2007, as of April 22, 2008, as of October 22, 2008, as of November 30, 2009, as of July 20, 2010, as of February 24, 2015 and as of February 22, 2016 (incorporated by reference to Exhibit 10.6 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226)

99.3	Encana Corporation Employee Stock Appreciation Rights Plan, adopted with effect from February 12, 2008, as amended December 9, 2008, November 30, 2009, April 20, 2010, July 20, 2010, February 24, 2015, February 22, 2016 and February 14, 2018 (incorporated by reference to Exhibit 10.8 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226)

99.4	Performance Share Unit Plan for Employees of Encana Corporation amended and restated with effect from January 1, 2010, and reflective with amendments made as of July 20, 2010, February 24, 2015, February 22, 2016 and February 14, 2018 (incorporated by reference to Exhibit 10.10 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226)

99.5	Restricted Share Unit Plan for Employees of Encana Corporation established with effect from February 8, 2011, and reflective with amendments made as of February 24, 2015, February 22, 2016 and February 14, 2018 (incorporated by reference to Exhibit 10.13 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226)

99.6	Deferred Share Unit Plan for Employees of Encana Corporation adopted with effect from December 18, 2002 and reflective of amendments made as of October 23, 2007, October 22, 2008, and July 20, 2010 (incorporated by reference to Exhibit 10.16 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226)

99.7	Restricted Share Unit Plan for Directors of Encana Corporation effective February 14, 2018 (incorporated by reference to Exhibit 10.38 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226)

99.8	Deferred Share Unit Plan for Directors of Encana Corporation adopted with effect from December 18, 2002 and reflective with amendments made as of April 26, 2005, October 22, 2008, December 8, 2009, July 20, 2010, February 13, 2013, December 1, 2014 and February 14, 2018 (incorporated by reference to Exhibit 10.17 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226)

99.9*	Amending Agreement to Omnibus Incentive Plan of Encana Corporation

99.10*	Amending Agreement to Encana Corporation Employee Stock Option Plan

99.11*	Amending Agreement to Encana Corporation Employee Stock Appreciation Rights Plan

99.12*	Amending Agreement to Performance Share Unit Plan for Employees of Encana Corporation

99.13*	Amending Agreement to Restricted Share Unit Plan for Employees of Encana Corporation

Item	Exhibit

99.14*	Amending Agreement to Deferred Share Unit Plan for Employees of Encana Corporation

99.15*	Amending Agreement to Restricted Share Unit Plan for Directors of Encana Corporation

99.16*	Amending Agreement to Deferred Share Unit Plan for Directors of Encana Corporation

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 27, 2020.

OVINTIV INC.

By:	/s/ Douglas J. Suttles
Name: Douglas J. Suttles
Title: Chief Executive Officer

By:	/s/ Corey D. Code
Name: Corey D. Code
Title: Executive Vice-President & Chief Financial Officer

SIGNATURES WITH RESPECT TO OVINTIV INC.

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Douglas J. Suttles and Corey D. Code, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments, including any post-effective amendments, and supplements to the Registration Statements, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Clayton H. Woitas Clayton H. Woitas	Chairman of the Board of Directors	January 27, 2020

/s/ Douglas J. Suttles Douglas J. Suttles	Chief Executive Officer and Director (Principal Executive Officer)	January 27, 2020

/s/ Corey D. Code Corey D. Code	Executive Vice-President & Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 27, 2020

/s/ Peter A. Dea Peter A. Dea	Director	January 27, 2020

/s/ Fred J. Fowler Fred J. Fowler	Director	January 27, 2020

/s/ Howard J. Mayson Howard J. Mayson	Director	January 27, 2020

/s/ Lee A. McIntire Lee A. McIntire	Director	January 27, 2020

/s/ Margaret A. McKenzie Margaret A. McKenzie	Director	January 27, 2020

/s/ Steven W. Nance Steven W. Nance	Director	January 27, 2020

/s/ Suzanne P. Nimocks Suzanne P. Nimocks	Director	January 27, 2020

Signature	Capacity	Date

/s/ Thomas G. Ricks Thomas G. Ricks	Director	January 27, 2020

/s/ Brian G. Shaw Brian G. Shaw	Director	January 27, 2020

/s/ Bruce G. Waterman Bruce G. Waterman	Director	January 27, 2020